EXHIBIT 99.1

CONTACT:	Michael P. Dickerson Vice President of Finance and Investor Relations (859) 572-8684	FOR IMMEDIATE RELEASE December 22, 2005
GENERAL CABLE COMPLETES SILEC ACQUISITION
HIGHLAND HEIGHTS, KENTUCKY, December 22, 2005 – General Cable Corporation (NYSE: BGC) a leading global supplier of wire and cable products for the energy, specialty, industrial, and communications markets, announced today that it has completed its acquisition of the Silec energy cable business of SAFRAN SA. The Company also announced that Grupo General Cable Sistemas, S.A., a wholly owned Spanish subsidiary of General Cable, which purchased Silec Cable, has secured both a term loan facility and a revolving credit facility, totaling 75 million Euros. This combined facility, which was arranged through Banco de Sabadell, SA, will provide Euro denominated borrowings to partly fund the acquisition cost of Silec Cable and for general corporate needs of the European group which now has pro-forma annual revenues approaching $900 million.
General Cable paid approximately 66.4 million Euros at closing which represented 85% of the estimated purchase price, subject to adjustment under the terms of the definitive transaction agreement. “We welcome all Silec Cable associates to General Cable and will immediately begin to work with their management team to fully realize the synergies created by this acquisition,” said Domingo Goenaga, CEO of General Cable Europe.
Silec Cable, located in Montereau, France, began business in 1932, primarily to support the local energy and telecommunications infrastructure. With several focused factories in a campus setting, it currently occupies a site of 100 acres, with approximately one million square feet of manufacturing space under roof and approximately 1,000 full time employees. The Company also operates seven distribution centers in Europe and has a long history of technical achievement including pioneering the use of extruded insulations in very high voltage cables.
About 60% of Silec Cable’s 210 million Euros of revenue in 2004 are linked to energy infrastructure. They are one of the leaders in Europe for energy distribution cables. In the high-voltage and extra high-voltage market, Silec is a recognized leader around the world providing the critical link to bring power from the grid into major urban areas. They have products supporting 63KV up to 500KV underground applications including state-of-the-art accessories such as pre-molded joints and engineering services such as design, installation and complete turnkey project capabilities. Approximately 85% of Silec’s high voltage and extra-high voltage (HV/EHV) sales are exported around the world, with Silec Cable maintaining significant market positions in North and South America, Europe, the Middle East, and China. The business currently has a number of important projects in backlog including a technically demanding 345KV cable system to be installed in the US and several 500KV cable systems for hydro power plants in China.

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Silec Cable’s industrial and specialty business represents approximately 35% of revenues. These products include armored, rigid and flexible industrial power cables and Low Smoke Zero Halogen fire resistant safety cables, specialty cables for the heavy duty manufacturing market and products supporting oil, gas, and petrochemical exploration and electric generating activities both on-shore and off-shore. Silec Cable also has a small and highly focused copper and fiber communications business representing about 5% of their revenues, principally high-end data cables and patented ultra-compact uSHEATH optical cables which are very easy to install.
“The acquisition of Silec represents the latest step in positioning General Cable as a global leader in cabling systems for the energy exploration, production, transmission and distribution markets, which began with the 1999 acquisition of BICC Cable,” said Gregory B. Kenny, President and Chief Executive Officer of General Cable. “General Cable now has over $1 billion of annual revenues leveraged to energy infrastructure markets around the world,” he concluded.
The Spanish term loan of 50 million Euros is available in up to three tranches, with an interest rate of Euribor plus 0.8% to 1.5%, depending on certain debt ratios. The term loan is repayable in 14 semi-annual installments, maturing seven years following the draw down of each tranch. The revolving credit facility of 25 million Euros matures at the end of five years and carries an interest rate of Euribor plus 0.6% to 1.0%, depending on certain debt ratios. The combined facility is subject to certain financial ratios, the most restrictive of which is net debt to EBITDA (earnings before interest, taxes, depreciation and amortization).
On a pro-forma basis including the acquisition of Silec Cable, General Cable would have annual revenues in excess of $2.5 billion and over 7,000 employees. General Cable is a leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the energy, industrial, specialty and communications markets. More information about General Cable can be found at www.generalcable.com
Certain statements in this press release, including without limitation, statements regarding future financial results and performance, plans and objectives, capital expenditures, the Silec acquisition and the Company’s or management’s beliefs, expectations or opinions, are forward-looking statements. Actual results may differ materially from those statements as a result of factors, risks and uncertainties over which the Company has no control. Such risk factors are discussed in the Company’s Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2005, as well as in periodic reports filed with the Commission.
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